EXHIBIT 10.24

                                   AMENDMENT TO
                      AGREEMENT REGARDING POST-EMPLOYMENT
                               RESTRICTIVE COVENANTS

	THIS "AMENDMENT" is made effective as of May 30, 2002, by and between COVEST BANCSHARES, INC. (the "Company"), COVEST BANC, NATIONAL ASSOCIATION (the "Bank") and PAUL A. LARSEN ("Executive").

                                W I T N E S S E T H
	WHEREAS, Company, Bank and Executive have previously entered in that certain Agreement Regarding Post-Employment Restrictive Covenants effective as of April 27, 1999 (the "Agreement"); and
	WHEREAS, Company, Bank and Executive wish to amend the Agreement to change and modify the scope of the Agreement.
	NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, it is hereby agreed as follows:
	Section 3 is amended to read as follows:
3. NON-COMPETITION.
During the term of his employment and for the period ending upon the later of
(a) twelve (12) months after the date Executive's employment with the Company and its affiliates terminates, or (b) the date the Executive receives the final payment of any severance payments under the Employment Agreement (the "Non-Compete Period"), the Executive shall not: (y) in the Immediate Territory, as defined below (except in his capacity as an officer or director of the Company or its affiliate), (i) engage or participate in the business of an institution insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration (an "Insured Institution"), (ii) engage or participate in, be employed by or render services to any Insured Institution or any affiliate thereof engaged in lending activities, or (iii) directly or indirectly become interested in any Insured Institution or any affiliate thereof engaged in lending activities referred to in clause (ii) above in any capacity, including without limitation, as an individual, partner, shareholder, lender, officer, director, principal, agent or trustee, provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any Insured Institution or affiliate thereof if Executive is not a controlling person of such entity, or a member of a group which controls such entity and Executive does not own more than 5% of any class of equity securities of such entity; and
(z) in the General Territory, as defined below (except in his capacity as an officer or director of the Company or its affiliate), engage in any activity in violation of subsection (y) hereof, provided that Executive will not be in breach of this subparagraph (z) if he is employed or retained in any other capacity by an Insured Institution and if his duties are consistent with the duties of a chief financial officer, investment officer or other senior accounting or financial officer and he does not directly or indirectly, solicit, induce or encourage any customer of the Company or its affiliates, as of the date immediately preceding the date of the termination of Executive's employment, to terminate its relationship with the Company or its affiliates. For purposes hereof: (I) "Immediate Territory" shall mean the area within a two (2) mile radius of the main office of the Company; and (II) "General Territory" shall mean the area within a twenty-five (25) mile radius of the main office of the Company, but not including any portion of the Immediate Territory.


	IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed at Des Plaines, Illinois on the date above set forth.

COVEST BANCSHARES, INC.


By:
Its President and Chief Executive Officer


COVEST BANC, NATIONAL ASSOCIATION


By:
Its President and Chief Executive Officer


PAUL A. LARSEN



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